Exhibit 5.1

Stanley, Inc.
3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

October 23, 2006

Ladies and Gentlemen:

I am the General Counsel of Stanley, Inc., a Delaware Corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 17,962,190 shares of Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit. Of these shares, 7,206,260 of such shares (the “Reserved Shares”) are reserved for issuance pursuant to the 1995 Stock Incentive Plan, the Executive Deferred Compensation and Equity Incentive Plan, the Stanley, Inc. 2006 Omnibus Incentive Compensation Plan and the Stanley, Inc. Employee Stock Purchase Plan (collectively, the “Plans”). The remaining 10,755,930 shares of Common Stock (the “Issued Shares”) were issued pursuant to the 1995 Stock Incentive Plan, the Executive Deferred Compensation and Equity Incentive Plan and the Stanley, Inc. Employee Stock Ownership Plan (the “ESOP”). The Issued Shares and certain of the Reserved Shares may be resold pursuant to a reoffer prospectus included in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In that connection, I have examined (a) the Restated Certificate of Incorporation of the Company, as amended, (b) the Amended and Restated By-laws of the Company, (c) the Plans and the ESOP, (d) the Registration Statement and (e) such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that (i) the Issued Shares have been validly issued and are fully paid and nonassessable and (ii) when issued and delivered against payment therefor in accordance with the terms of the Plans, the Reserved Shares will be validly issued, fully paid and nonassessable.

I am a member of the bars of the District of Columbia, the State of Maryland and a Corporate Counsel Registrant entitled to practice law for the Company in Virginia and express no opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" and in Item 5, Interests of Named Experts and Counsel, in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Scott D. Chaplin
General Counsel and Corporate Secretary